                                     Exhibit 99.1

FINWISE BANCORP REPORTS SECOND QUARTER 2024 RESULTS
- Net Income of $3.2 Million for Second Quarter of 2024 -
- Diluted Earnings Per Share of $0.24 for Second Quarter of 2024 -

MURRAY, UTAH — July 25, 2024 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise” or the “Company”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter ended June 30, 2024.
Second Quarter 2024 Highlights
•Loan originations were $1.2 billion, compared to $1.1 billion for the quarter ended March 31, 2024, and $1.2 billion for the second quarter of the prior year
•Net interest income was $14.6 million, compared to $14.0 million for the quarter ended March 31, 2024, and $13.7 million for the second quarter of the prior year
•Net Income was $3.2 million, compared to $3.3 million for the quarter ended March 31, 2024, and $4.6 million for the second quarter of the prior year
•Diluted earnings per share (“EPS”) were $0.24 for the quarter, compared to $0.25 for the quarter ended March 31, 2024, and $0.35 for the second quarter of the prior year
•Efficiency ratio was 66.3%, compared to 60.6% for the quarter ended March 31, 2024, and 52.7% for the second quarter of the prior year (1)
•Annualized return on average equity (“ROAE”) was 7.9%, compared to 8.4% in the quarter ended March 31, 2024, and 12.8% in the second quarter of the prior year
•Nonperforming loans were $27.9 million as of June 30, 2024, compared to $26.0 million as of March 31, 2024, and $1.9 million as of the second quarter of the prior year of which $15.8 million, $14.8 million, and $1.1 million as of June 30, 2024, March 31, 2024, and June 30, 2023, respectively, were guaranteed by the Small Business Administration (“SBA”).
(1)    See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this non-GAAP measure.

“FinWise delivered another strong quarter, driven by continued growth in loan originations, solid revenue and stable credit quality,” said Kent Landvatter, Chief Executive Officer of FinWise. “These results highlight the strength and resiliency of our existing business, as they do not include any benefit from recently announced strategic partnerships and expansion strategies. Our team has also delivered, ahead of schedule, on multiple initiatives, including the launch of our first Payments partner, the start of our Credit-Enhanced Balance Sheet program and the launch of our first card product. Additionally, we remain on schedule to be operational with our Payment Hub platform later this year. Looking ahead, we remain excited about future growth opportunities and are steadfastly committed to executing on our strategic goals to further enhance value for our shareholders.”

Selected Financial Data
	As of and For the Three Months Ended
($ in thousands, except per share amounts)	6/30/2024	3/31/2024	6/30/2023

Net Income	$3,180	$3,315	$4,638
Diluted EPS	$0.24	$0.25	$0.35
Return on average assets	2.1%	2.2%	3.9%
Return on average equity	7.9%	8.4%	12.8%
Yield on loans	14.89%	14.80%	17.77%
Cost of interest bearing deposits	4.80%	4.71%	4.02%
Net interest margin	10.31%	10.12%	12.14%
Efficiency ratio(1)	66.3%	60.6%	52.7%
Tangible book value per share(2)	$12.61	$12.70	$11.59
Tangible shareholders’ equity to tangible assets(2)	26.8%	26.6%	29.7%
Leverage Ratio (Bank under CBLR)	20.8%	20.6%	22.4%
Full-time Equivalent (FTEs)	191	175	148
(1)    This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. The efficiency ratio is defined as total non-interest expense divided by the sum of net interest income and non-interest income. The Company believes this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent.
(2)    Tangible shareholders’ equity to tangible assets is considered a non-GAAP financial measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity to total assets. The Company had no goodwill or other intangible assets at the end of any period indicated. The Company has not considered loan servicing rights or loan trailing fee assets as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity at the end of each of the periods indicated.

Net Income
Net income was $3.2 million for the second quarter of 2024, compared to $3.3 million for the first quarter of 2024 and $4.6 million for the second quarter of 2023. The decrease from the prior quarter was primarily due to increased compensation cost driven by increased spending on business infrastructure to support the payments and bank identification number (“BIN”) initiatives and enhance governance and lower non-interest income primarily resulting from acceleration of servicing fee amortization due to increased early payoffs of SBA loans. These were offset in part by an increase in net interest income reflecting higher average balances and an increase in yields on our held-for-sale loan portfolio, a decrease in the provision for credit losses reflecting lower levels of charge-offs, and a decrease in our effective tax rate. The decrease from the prior year period was primarily due to increases in compensation expense and other expenses driven by increased spending on business infrastructure and was offset in part by increases in net interest income driven by growth in the loans held for investment portfolio as well as a reduction in tax expense reflecting the lower level of pre-tax income.

Net Interest Income
Net interest income was $14.6 million for the second quarter of 2024, compared to $14.0 million for the first quarter of 2024 and $13.7 million for the second quarter of 2023. The increase from the prior quarter was primarily due to an increase in the loans held for investment portfolio and an increase in the yield on our held-for-sale loan portfolio partially offset by increases in the Bank’s average balances of, and rates paid for, certificates of deposit. The increase from the prior year period was primarily due to increases in the Bank’s average balances for the loans held for investment portfolio, partially offset by increased interest rates paid on deposits and increased average interest-bearing deposit balances.

Loan originations totaled $1.2 billion for the second quarter of 2024, compared to $1.1 billion for the prior quarter and $1.2 billion for the prior year period. For the first three weeks of July 2024, originations are tracking at approximately the same level as the second quarter of 2024 originations.

Net interest margin for the second quarter of 2024 was 10.31%, compared to 10.12% for the prior quarter and 12.14% for the prior year period. The increase from the prior quarter is primarily attributable to an increase in the loans held for investment balance and higher yields on the loans held-for-sale portfolio, partially offset by increases in the Bank’s average balances of, and rates paid for, certificates of deposit. The decrease from the prior year period was primarily due to decreases in the yields of the loans held-for-sale and loans held for investment portfolios reflecting the Bank’s efforts to increase loans outstanding to borrowers with lower credit risk and lower average yields.

Provision for Credit Losses
The Company’s provision for credit losses was $2.4 million for the second quarter of 2024, compared to $3.2 million for the prior quarter and $2.7 million for the prior year period. The provision decreased when compared to the prior quarter and the prior year period as the Company experiences lower levels of charge offs. Nonperforming assets have remained stable in the first half of 2024 when compared to the increases experienced in the latter half of 2023.

Non-interest Income

	For the Three Months Ended
($ in thousands)	6/30/2024	3/31/2024	6/30/2023
Non-interest income
Strategic Program fees	$4,035	$3,965	$4,054
Gain on sale of loans	356	415	700
SBA loan servicing fees and servicing asset amortization	(124)	466	226
Change in fair value on investment in BFG	(200)	(124)	—
Other miscellaneous income	771	742	308
Total non-interest income	$4,838	$5,464	$5,288

Non-interest income was $4.8 million for the second quarter of 2024, compared to $5.5 million for the prior quarter and $5.3 million for the prior year period. The decrease from the prior quarter was primarily due to acceleration of servicing fee amortization due to increased payoffs on higher rate SBA loans. The decrease from the prior year period was related to a decrease in income from the gain on sale of loans, and a decrease in the fair value of our investment in BFG. Offsetting these decreases in part were increases in Strategic Program fees as origination volume increased, and other miscellaneous income related to rental income on our commercial operating leases.

Non-interest Expense

	For the Three Months Ended
($ in thousands)	6/30/2024	3/31/2024	6/30/2023
Non-interest expense
Salaries and employee benefits	$8,609	$7,562	$6,681
Professional services	1,282	1,567	1,305
Occupancy and equipment expenses	1,121	980	718
Recovery of SBA servicing asset	(328)	(198)	(339)
Other operating expenses	2,206	1,896	1,634
Total non-interest expense	$12,890	$11,807	$9,999

Non-interest expense was $12.9 million for the second quarter of 2024, compared to $11.8 million for the prior quarter and $10.0 million for the prior year period. The increase from the prior quarter was primarily due to an increase in compensation costs and other operating expenses as the Company continues to build-out our business infrastructure for new business initiatives and enhance our governance structure. The increase from the prior year period was primarily due to an increase in salaries and employee benefits and other operating expenses driven by increased spending on business infrastructure along with an increase in occupancy and equipment expenses reflecting the growth in our business.

Reflecting the expenses incurred to develop our business infrastructure, the Company’s efficiency ratio was 66.3% for the second quarter of 2024, compared to 60.6% for the prior quarter and 52.7% for the prior year period. As a result of the infrastructure build, the Company anticipates the efficiency ratio will remain elevated until the Company begins to realize the revenues associated with the new programs being developed.

Tax Rate
The Company’s effective tax rate was 23.9% for the second quarter of 2024, compared to 26.5% for the prior quarter and 26.1% for the prior year period. The decrease from the prior quarter and prior year period was due primarily to more favorable resolution of historical state tax matters.

Balance Sheet
The Company’s total assets were $617.8 million as of June 30, 2024, an increase from $610.8 million as of March 31, 2024 and $495.6 million as of June 30, 2023. The increase from March 31, 2024 was primarily due to continued growth in the Company’s commercial leases, owner occupied commercial real estate, and residential real estate loan portfolios. The increase in total assets compared to June 30, 2023 was primarily due to increases in the Company’s SBA, commercial leases, owner occupied commercial real estate and consumer loan portfolios supported by a similar increase in deposits and growth in equity from retained earnings. Also contributing to the increase in total assets compared to the prior year period was an increase in the Company’s investment in BFG.

The following table shows the gross loans held for investment balances as of the dates indicated:

	6/30/2024		3/31/2024		6/30/2023
($ in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$249,281	60.2%	$247,810	63.4%	$189,028	65.0%
Commercial leases	56,529	13.7%	46,690	11.9%	22,109	7.6%
Commercial, non-real estate	1,999	0.5%	2,077	0.5%	2,742	1.0%
Residential real estate	42,317	10.2%	39,006	10.0%	30,378	10.5%
Strategic Program loans	17,861	4.3%	17,216	4.4%	20,732	7.1%
Commercial real estate:
Owner occupied	28,340	6.8%	21,300	5.4%	9,926	3.4%
Non-owner occupied	2,134	0.5%	2,155	0.6%	8,751	3.0%
Consumer	15,880	3.8%	14,689	3.8%	6,993	2.4%
Total period end loans	$414,341	100.0%	$390,943	100.0%	$290,659	100.0%
Note: SBA loans as of June 30, 2024, March 31, 2024 and June 30, 2023 include $147.8 million, $141.7 million and $85.5 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA. The held for investment balance on Strategic Program loans with annual interest rates below 36% as of June 30, 2024, March 31, 2024 and June 30, 2023 was $2.6 million, $2.7 million and $5.5 million, respectively.

Total gross loans held for investment as of June 30, 2024 were $414.3 million, an increase from $390.9 million and $290.7 million as of March 31, 2024 and June 30, 2023, respectively. The increase compared to March 31, 2024 was primarily due to increases in the commercial leases, owner occupied commercial real estate, and residential real estate loan portfolios. The increase compared to June 30, 2023 was primarily due to increases in the SBA 7(a), commercial leases, commercial real estate owner occupied, residential real estate, and consumer loan portfolios.

The following table shows the Company’s deposit composition as of the dates indicated:

	As of
	6/30/2024		3/31/2024		6/30/2023
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing demand deposits	$107,083	24.9%	$107,076	25.3%	$93,347	28.1%
Interest-bearing deposits:
Demand	48,319	11.3%	48,279	11.4%	46,335	13.9%
Savings	9,746	2.3%	11,206	2.6%	9,484	2.9%
Money market	9,788	2.3%	9,935	2.3%	14,473	4.3%
Time certificates of deposit	254,259	59.2%	247,600	58.4%	168,891	50.8%
Total period end deposits	$429,195	100.0%	$424,096	100.0%	$332,530	100.0%

Total deposits as of June 30, 2024 increased to $429.2 million from $424.1 million and $332.5 million as of March 31, 2024 and June 30, 2023, respectively. The increase from March 31, 2024 was driven primarily by an increase in brokered time certificates of deposits. The increase from June 30, 2023 was driven primarily by an increase in brokered time certificate of deposits and non-interest bearing demand deposits. As of June 30, 2024, 31.3% of deposits at the Bank level were uninsured, compared to 32.4% as of March 31, 2024, and 36.3% as of June 30, 2023. As of June 30, 2024, 7.6% of total deposits at the Bank were required under the Company’s Strategic Program agreements and an additional 8.6% were associated with other accounts owned by the Company or the Bank.

Total shareholders’ equity as of June 30, 2024 increased $3.3 million to $165.8 million from $162.5 million at March 31, 2024. Compared to June 30, 2023, total shareholders’ equity increased by $18.4 million from $147.4 million. The increase from March 31, 2024 was primarily due to the Company’s net income. The increase from June 30, 2023 was primarily due to the Company’s net income as well as the additional capital issued in exchange for the Company’s increased ownership in BFG, partially offset by the repurchase of common stock under the Company’s repurchase program.

Bank Regulatory Capital Ratios
The following table presents the leverage ratios for the Bank as of the dates indicated as determined under the Community Bank Leverage Ratio Framework of the Federal Deposit Insurance Corporation:

	As of
Capital Ratios	6/30/2024	3/31/2024	6/30/2023	Well-Capitalized Requirement
Leverage Ratio	20.8%	20.6%	22.4%	9.0%

The leverage ratio increase from the prior quarter resulted from assets growing slower than earnings generated by operations. The leverage ratio decrease from the prior year period resulted primarily from the growth in the loan portfolio. The Bank’s capital levels remain significantly above well-capitalized guidelines as of June 30, 2024.

Share Repurchase Program
As of June 30, 2024, the Company has repurchased a total of 44,608 shares for $0.5 million under the Company’s share repurchase program announced in March 2024.

Asset Quality
Nonperforming loans were $27.9 million, or 6.5% of total loans receivable, as of June 30, 2024, compared to $26.0 million or 6.6% of total loans receivable, as of March 31, 2024 and $1.9 million, or 0.7% of total loans receivable as of June 30, 2023. Of the $27.9 million, $26.0 million, and $1.9 million nonperforming loans as of June 30, 2024, March 31, 2024, and June 30, 2023, respectively, $15.8 million, $14.8 million, and $1.1 million, respectively, are guaranteed by the SBA and $11.9 million, $11.2 million, and $0.7 million, respectively, is the balance of loans which do not carry SBA guarantees. The increase in nonperforming loans from the prior quarter was primarily attributable to SBA 7(a) loans classified as nonperforming during the quarter of which $1.3 million was guaranteed by the SBA. The increase in nonperforming loans from the prior year was primarily attributable to loans in the SBA 7(a) loan portfolio being classified as non-accrual mainly due to the negative impact of elevated interest rates on the Company’s small business borrowers. The Company’s allowance for credit losses to total loans held for investment was 3.2% as of June 30, 2024 compared to 3.2% as of March 31, 2024 and 4.2% as of June 30, 2023. The decrease from the prior year was primarily due to the Company’s increased retention of most of the originated guaranteed portions in its SBA 7(a) loan program.

The Company’s net charge-offs were $1.9 million, $3.4 million and $2.4 million for the quarters ended June 30, 2024, March 31, 2024, and June 30, 2023, respectively. The decrease for the quarter ended June 30, 2024 when compared to the quarters ended March 31, 2024 and June 30, 2023 was primarily due to decreased net charge-offs in the Strategic Program loans portfolio.

The following table presents a summary of changes in the allowance for credit losses and asset quality ratios for the periods indicated:

	For the Three Months Ended
($ in thousands)	6/30/2024	3/31/2024	6/30/2023
Allowance for credit losses:
Beginning balance	$12,632	$12,888	$12,034
Provision for credit losses(1)	2,393	3,145	2,675
Charge offs
Residential real estate	—	(64)	(121)
Commercial real estate
Owner occupied	—	(525)	—
Commercial and industrial	(184)	(54)	(66)
Consumer	(18)	(41)	(19)
Lease financing receivables	(69)	(111)	—
Strategic Program loans	(1,962)	(2,946)	(2,516)
Recoveries
Residential real estate	3	53	81
Commercial real estate
Owner occupied	—	3	—
Commercial and industrial	15	—	1
Consumer	1	—	—
Lease financing receivables	7	—	—
Strategic Program loans	309	284	252
Ending Balance	$13,127	$12,632	$12,321

Asset Quality Ratios	As of and For the Three Months Ended
($ in thousands, annualized ratios)	6/30/2024	3/31/2024	6/30/2023
Nonperforming loans(2)	$27,907	$25,996	$1,927
Nonperforming loans to total loans held for investment	6.5%	6.6%	0.7%
Net charge offs to average loans held for investment	1.9%	3.5%	3.4%
Allowance for credit losses to loans held for investment	3.2%	3.2%	4.2%
Net charge offs	$1,898	$3,401	$2,388
(1)    Excludes the provision for unfunded commitments.
(2)    Nonperforming loans as of June 30, 2024, March 31, 2024, and June 30, 2023 include $15.8 million, $14.8 million, and $1.1 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA.

Webcast and Conference Call Information
FinWise will host a conference call today at 5:30 PM ET to discuss its financial results for the second quarter of 2024. A simultaneous audio webcast of the conference call will be available on the Company’s investor relations section of the website at https://investors.finwisebancorp.com/.

The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). The conference ID is 13746967. Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investors.finwisebancorp.com for six months following the call.

Website Information

The Company intends to use its website, www.finwisebancorp.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Company’s website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (“SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Email Alerts” link in the Investor Relations section of its website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document it files with or furnishes to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

About FinWise Bancorp
FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah which wholly owns FinWise Bank, a Utah chartered state bank, and FinWise Investment LLC (together “FinWise). FinWise provides Bank and Payments solutions to fintech brands. 2024 is a key expansion year for the company as it expands and diversifies its business model by launching and incorporating Payments Hub and BIN Sponsorship offerings into its current platforms. FinWise’s existing Strategic Program Lending business, done through scalable API-driven infrastructure, powers deposit, lending and payments programs for leading fintech brands. In addition, FinWise manages other Lending programs such as SBA 7(a), Owner Occupied Real Estate, and Leasing, which provides flexibility for disciplined balance sheet growth. Through its compliance oversight and risk management-first culture, the Company is well positioned to guide fintechs through a rigorous process to facilitate regulatory compliance. For more information about FinWise visit https://investors.finwisebancorp.com.

Contacts
investors@finwisebank.com

media@finwisebank.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, future events and its financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates and projections will be achieved. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: (a) the success of the financial technology industry, as well as the continued evolution of the regulation of this industry; (b) the ability of the Company’s Strategic Program or Fintech Banking Solutions service providers to comply with regulatory regimes, and the Company’s ability to adequately oversee and monitor its Strategic Program and Fintech Banking Solutions service providers; (c) the Company’s ability to maintain and grow its relationships with its service providers; (d) changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters, including the application of interest rate caps or maximums; (e) the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively; (f) system failure or cybersecurity breaches of the Company’s network security; (g) potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in the Company’s computer systems relating to its development and use of new technology platforms; (h) the Company’s reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services; (i) general economic and business conditions, either nationally or in the Company’s market areas; (j) increased national or regional competition in the financial services industry; (k) the Company’s ability to measure and manage its credit risk effectively and the potential deterioration of the business and economic conditions in the Company’s primary market areas; (l) the adequacy of the Company’s risk management framework; (m) the adequacy of the Company’s allowance for credit losses (“ACL”); (n) the financial soundness of other financial institutions; (o) new lines of business or new products and services; (p) changes in Small Business Administration (“SBA”) rules, regulations and loan products, including specifically the Section 7(a) program or changes to the status of the Bank as an SBA Preferred Lender; (q) the value of collateral securing the Company’s loans; (r) the Company’s levels of nonperforming assets; (s) losses from loan defaults; (t) the Company’s ability to protect its intellectual property and the risks it faces with respect to claims and litigation initiated against the Company; (u) the Company’s ability to implement its growth strategy; (v) the Company’s ability to launch new products or services successfully; (w) the concentration of the Company’s lending and depositor relationships through Strategic Programs in the financial technology industry generally; (x) interest-rate and liquidity risks; (y) the effectiveness of the Company’s internal control over financial reporting and its ability to remediate any future material weakness in its internal control over financial reporting; (z) dependence on our management team and changes in management composition; (aa) the sufficiency of the Company’s capital; (bb) compliance with laws and regulations, supervisory actions, the Dodd-Frank Act, capital requirements, the Bank

Secrecy Act and other anti-money laundering laws, predatory lending laws, and other statutes and regulations; (cc) results of examinations of the Company by its regulators; (dd) the Company’s involvement from time to time in legal proceedings; (ee) natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities, and other matters beyond the Company’s control; (ff) future equity and debt issuances; (gg) that the anticipated benefits new lines of business that the Company may enter or investments or acquisitions the Company may make are not realized within the expected time frame or at all as a result of such things as the strength or weakness of the economy and competitive factors in the areas where the Company and such other businesses operate; and (hh) other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent reports on Form 10-Q and Form 8-K. The timing and amount of purchases under the Company’s share repurchase program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time at the Company’s discretion and without notice.

Any forward-looking statement speaks only as of the date of this release, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence. In addition, the Company cannot assess the impact of each risk and uncertainty on its business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
($ in thousands; Unaudited)

	As of
	6/30/2024	3/31/2024	6/30/2023
ASSETS
Cash and cash equivalents
Cash and due from banks	$5,158	$3,944	$369
Interest-bearing deposits	83,851	111,846	118,674
Total cash and cash equivalents	89,009	115,790	119,043
Investment securities held-to-maturity, at cost	13,942	14,820	14,403
Investment in Federal Home Loan Bank (“FHLB”) stock, at cost	349	349	476
Strategic Program loans held-for-sale, at lower of cost or fair value	66,542	54,947	42,362
Loans receivable, net	398,512	377,101	277,663
Premises and equipment, net	15,665	15,098	13,154
Accrued interest receivable	3,390	3,429	2,316
SBA servicing asset, net	3,689	4,072	5,233
Investment in Business Funding Group (“BFG”), at fair value	8,000	8,200	4,500
Operating lease right-of-use (“ROU”) assets	3,913	4,104	4,668
Income tax receivable, net	2,103	2,400	2,355
Other assets	12,706	10,523	9,452
Total assets	$617,820	$610,833	$495,625

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest bearing	$107,083	$107,076	$93,347
Interest bearing	322,112	317,020	239,183
Total deposits	429,195	424,096	332,530
Accrued interest payable	601	588	466
Income taxes payable, net	—	3,207	—
Deferred taxes, net	1,154	508	140
PPP Liquidity Facility	127	158	252
Operating lease liabilities	5,788	6,046	6,792
Other liabilities	15,159	13,748	7,997
Total liabilities	452,024	448,351	348,177

Shareholders’ equity
Common Stock	13	13	13
Additional paid-in-capital	55,441	55,304	52,625
Retained earnings	110,342	107,165	94,810
Total shareholders’ equity	165,796	162,482	147,448
Total liabilities and shareholders’ equity	$617,820	$610,833	$495,625

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share amounts; Unaudited)

	For the Three Months Ended
	6/30/2024	3/31/2024	6/30/2023
Interest income
Interest and fees on loans	$16,881	$16,035	$14,355
Interest on securities	97	101	77
Other interest income	1,444	1,509	1,437
Total interest income	18,422	17,645	15,869

Interest expense
Interest on deposits	3,807	3,639	2,194
Total interest expense	3,807	3,639	2,194
Net interest income	14,615	14,006	13,675

Provision for credit losses	2,385	3,154	2,688
Net interest income after provision for credit losses	12,230	10,852	10,987

Non-interest income
Strategic Program fees	4,035	3,965	4,054
Gain on sale of loans, net	356	415	700
SBA loan servicing fees and servicing asset amortization	(124)	466	226
Change in fair value on investment in BFG	(200)	(124)	—
Other miscellaneous income	771	742	308
Total non-interest income	4,838	5,464	5,288

Non-interest expense
Salaries and employee benefits	8,609	7,562	6,681
Professional services	1,282	1,567	1,305
Occupancy and equipment expenses	1,121	980	718
Recovery of SBA servicing asset	(328)	(198)	(339)
Other operating expenses	2,206	1,896	1,634
Total non-interest expense	12,890	11,807	9,999
Income before income tax expense	4,178	4,509	6,276

Provision for income taxes	998	1,194	1,638
Net income	$3,180	$3,315	$4,638

Earnings per share, basic	$0.25	$0.26	$0.36
Earnings per share, diluted	$0.24	$0.25	$0.35

Weighted average shares outstanding, basic	12,627,800	12,502,448	12,603,463
Weighted average shares outstanding, diluted	13,109,708	13,041,605	12,989,530
Shares outstanding at end of period	13,143,560	12,793,555	12,723,703

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($ in thousands; Unaudited)

	For the Three Months Ended
	6/30/2024			3/31/2024			6/30/2023
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest bearing deposits	$105,563	$1,444	5.50%	$111,911	$1,509	5.42%	$113,721	$1,437	5.07%
Investment securities	14,795	97	2.65%	15,174	101	2.67%	14,137	77	2.19%
Strategic Program loans held for sale	49,000	4,020	33.00%	48,557	3,726	30.86%	41,390	3,860	37.41%
Loans held for investment	400,930	12,861	12.90%	381,195	12,309	12.99%	282,686	10,495	14.89%
Total interest earning assets	570,287	18,422	12.99%	556,837	17,645	12.74%	451,934	15,869	14.08%
Non-interest earning assets	46,531			39,123			21,825
Total assets	$616,818			$595,960			$473,759
Interest bearing liabilities:
Demand	$47,900	$441	3.70%	$51,603	$503	3.92%	$44,097	$426	3.88%
Savings	10,270	19	0.75%	9,301	19	0.83%	7,334	10	0.56%
Money market accounts	9,565	112	4.71%	10,200	66	2.60%	13,982	109	3.12%
Certificates of deposit	251,142	3,235	5.18%	239,577	3,051	5.12%	153,662	1,649	4.30%
Total deposits	318,877	3,807	4.80%	310,681	3,639	4.71%	219,075	2,194	4.02%
Other borrowings	142	—	0.35%	172	—	0.35%	267	—	0.35%
Total interest bearing liabilities	319,019	3,807	4.80%	310,853	3,639	4.71%	219,342	2,194	4.01%
Non-interest bearing deposits	108,519			100,507			95,257
Non-interest bearing liabilities	27,700			25,446			14,206
Shareholders’ equity	161,580			159,154			144,954
Total liabilities and shareholders’ equity	$616,818			$595,960			$473,759
Net interest income and interest rate spread		$14,615	8.19%		$14,006	8.03%		$13,675	10.07%
Net interest margin			10.31%			10.12%			12.14%
Ratio of average interest-earning assets to average interest- bearing liabilities			178.76%			179.13%			206.04%

FINWISE BANCORP
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
($ in thousands, except per share amounts; Unaudited)

	As of and for the Three Months Ended
	6/30/2024	3/31/2024	6/30/2023
Selected Loan Metrics
Amount of loans originated	$1,170,904	$1,091,479	$1,156,141
Selected Income Statement Data
Interest income	$18,422	$17,645	$15,869
Interest expense	3,807	3,639	2,194
Net interest income	14,615	14,006	13,675
Provision for credit losses	2,385	3,154	2,688
Net interest income after provision for credit losses	12,230	10,852	10,987
Non-interest income	4,838	5,464	5,288
Non-interest expense	12,890	11,807	9,999
Provision for income taxes	998	1,194	1,638
Net income	3,180	3,315	4,638
Selected Balance Sheet Data
Total Assets	$617,820	$610,833	$495,625
Cash and cash equivalents	89,009	115,790	119,043
Investment securities held-to-maturity, at cost	13,942	14,820	14,403
Loans receivable, net	398,512	377,101	277,663
Strategic Program loans held-for-sale, at lower of cost or fair value	66,542	54,947	42,362
SBA servicing asset, net	3,689	4,072	5,233
Investment in Business Funding Group, at fair value	8,000	8,200	4,500
Deposits	429,195	424,096	332,530
Total shareholders' equity	165,796	162,482	147,448
Tangible shareholders’ equity (1)	165,796	162,482	147,448
Share and Per Share Data
Earnings per share - basic	$0.25	$0.26	$0.36
Earnings per share - diluted	$0.24	$0.25	$0.35
Book value per share	$12.61	$12.70	$11.59
Tangible book value per share (1)	$12.61	$12.70	$11.59
Weighted avg outstanding shares - basic	12,627,800	12,502,448	12,603,463
Weighted avg outstanding shares - diluted	13,109,708	13,041,605	12,989,530
Shares outstanding at end of period	13,143,560	12,793,555	12,723,703
Capital Ratios
Total shareholders' equity to total assets	26.8%	26.6%	29.7%
Tangible shareholders’ equity to tangible assets (1)	26.8%	26.6%	29.7%
Leverage Ratio (Bank under CBLR)	20.8%	20.6%	22.4%
(1)    Tangible shareholders’ equity to tangible assets is considered a non-GAAP financial measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity to total assets. The Company had no goodwill or other intangible assets at the end of any period indicated. The Company has not considered loan servicing rights or loan trailing fee assets as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity at the end of each of the periods indicated.

Reconciliation of Non-GAAP to GAAP Financial Measures

Efficiency ratio	Three Months Ended
	6/30/2024	3/31/2024	6/30/2023
($ in thousands)
Non-interest expense	$12,890	$11,807	$9,999

Net interest income	14,615	14,006	13,675
Total non-interest income	4,838	5,464	5,288
Adjusted operating revenue	$19,453	$19,470	$18,963
Efficiency ratio	66.3%	60.6%	52.7%